                                                                     Exhibit 12

                           Empire District Electric Company
                            Earnings to Fixed Charge Ratio


                             For the 12 Months Ended                       For The Year Ended December 31,
                               3/31/98      3/31/99            1994        1995         1996         1997        1998
                               -------      -------            ----        ----         ----         ----        ----



Income Before Provision
  for Income Taxes and
  Fixed Charges (Note A).... $55,741,399   $66,494,732     $44,293,156  $45,769,091  $49,713,981  $54,880,632  $63,261,581


Fixed Charges:

  Interest on First Mortgage
    Bonds...................  15,701,389    17,496,910      12,190,405   14,026,176   14,014,643   15,704,380   17,012,160
  Amortization of Debt
    Discount and Expense
    Less Premium............     888,744       850,244         766,238      832,488      866,921      888,662      861,673
  Interest on Short-term
    Debt....................   1,419,770       463,191         710,910      502,723      678,890    1,421,824      968,954
  Other Interest............     321,256       350,785         239,916      280,497      276,880       58,072       37,877
  Rental Expense
    Representative of an
    Interest Factor (Note B)     156,662       165,939         118,587      119,380      127,440      164,715      157,579
                             -----------   -----------     -----------  -----------  -----------  -----------  -----------

Total Fixed Charges......... $18,487,821   $19,327,069     $14,026,056  $15,761,264  $15,964,774  $18,237,653  $19,038,243
                             -----------   -----------     -----------  -----------  -----------  -----------  -----------
                             -----------   -----------     -----------  -----------  -----------  -----------  -----------


Ratio of Earnings to Fixed
  Charges...................        3.02x         3.44x           3.16x        2.90x        3.11x        3.01x        3.32x
                                    ----          ----            ----         ----         ----         ----         ----
                                    ----          ----            ----         ----         ----         ----         ----


NOTE A: For the purpose of determining earnings in the calculation of the ratio, net income has been increased by the provision for income taxes, non-operating income taxes and by the sum of fixed charges as shown above.

NOTE B: One-third of rental expense (which approximates the interest factor).

                                UTILICORP UNITED INC.
                         Ratio of Earnings to Fixed Charges
                                (dollars in thousands)


                    For the 12 months Ended   For the 12 months Ended        For the Year ended December 31,
                          March 31, 1999           March 31, 1998        1998     1997      1996     1995     1994
                    -----------------------   -----------------------    -----------------------------------------


Income from continuing
  operations before
  provision for income
  taxes...................   $225,185                  $189,120        $218,882  $223,800  $186,460  $131,812  $146,532

Add:
  Interest on long-term
    debt..................    122,763                   126,265         120,275   124,357   126,933   110,227    89,526

  Interest on short-term
    debt and other........     10,855                    10,116          12,260    10,879    18,151    16,847     7,257

  Portion of rents
    representative of
    the interest factor...     20,175                    17,548          20,152    17,548    16,537    15,346    15,329
                             --------                  --------        --------  --------  --------  --------  --------


Income as adjusted........   $378,978                  $343,049        $371,569  $376,584  $348,081  $274,232  $258,644
                             --------                  --------        --------  --------  --------  --------  --------

Fixed Charges

  Interest on long-term
    debt..................   $122,763                  $126,265        $120,275  $124,357  $126,933  $110,227   $89,526

  Interest on short-term
    debt..................     10,855                    10,116          12,260    10,879    18,151    16,847     7,257

  Portion of rents
    representative of
    the interest factor...     20,175                    17,548          20,152    17,548    16,537    15,346    15,329
                             --------                  --------        --------  --------  --------  --------  --------

  Pre-tax Preference Stock
    Dividend Requirements.          0                         0               0       570     2,100     2,100    11,262
                             --------                  --------        --------  --------  --------  --------  --------

Fixed Charges.............   $153,793                  $153,929        $152,687  $152,784  $161,621  $142,420  $112,112
                             --------                  --------        --------  --------  --------  --------  --------

Ratio of Earnings to Fixed
  Charges.................       2.46                      2.23            2.43      2.46      2.15      1.93      2.31
                                 ----                      ----            ----      ----      ----      ----      ----
